Exhibit 99.1

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Statements

Year Ended December 31, 2013

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Statements

Year Ended December 31, 2013

Table of Contents

Page(s)

Independent Auditors’ Report	1

Consolidated Financial Statements:

Balance Sheet	3

Statement of Income	4

Statement of Stockholders’ Equity	5

Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7–18

Independent Auditors’ Report

The Board of Directors
Placemark Holdings, Inc. and Subsidiary:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Placemark Holdings, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

In our opinion, the 2013 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Placemark Holdings, Inc. and Subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Other Matter

As described in note 2 to the accompanying consolidated financial statements, the Company has restated its accumulated deficit as of December 31, 2012, as well as its consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which were previously audited by other auditors.

As part of our audit of the 2013 consolidated financial statements, we also audited the adjustment described in Note 2 that was applied to restate accumulated deficit as of December 31, 2012. In our opinion, such adjustment is appropriate and has been properly applied.

/s/ KPMG LLP

Chicago, Illinois
September 30, 2014

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheet (Restated)

December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$7,700,433
Accounts receivable	2,048,139
Prepaid expenses and other current assets	884,162
Deferred income taxes	255,400
Total current assets	10,888,134
Equipment and leasehold improvements:
Computer hardware	1,807,019
Computer software	1,570,939
Furniture and equipment	441,372
Leasehold improvements	563,227
Computer software projects in process	476,946
4,859,503
Less — accumulated depreciation and amortization	(3,327,838)
Total equipment and leasehold improvements	1,531,665
Other assets:
Deferred income taxes	4,394,600
Deposits	21,726
Total assets	$16,836,125
Liabilities and stockholders’ equity
Current liabilities:
Current portion of note payable	$27,708
Accounts payable	471,498
Accrued liabilities	1,889,879
Deferred revenue	2,890
Total current liabilities	2,391,975
Note payable, net of current portion	6,923
Deferred rent	170,518
177,441
Commitment and contingencies (note 7)
Stockholders’ equity:
Preferred stock, Convertible Series B-2, $0.001 par value, 1,000,000 shares authorized and 1,000,000 shares issued and outstanding (redemption and liquidation value of $361,497)	361,497
Preferred stock, Convertible Series B-1, $0.001 par value, 36,480,553 shares authorized and 30,262,917 shares issued and outstanding (redemption and liquidation value of $10,939,953)	10,939,953
Preferred stock, Convertible Series A, $0.001 par value, 42,347,660 shares authorized and 35,327,781 shares issued and outstanding (redemption value of $26,450,343 and liquidation value of $26,819,438)	26,450,343
Common stock, $0.001 par value, 110,000,000 shares authorized, 23,809,103 shares issued, and 21,865,140 shares outstanding at December 31, 2013	23,809
Treasury stock, at cost (1,943,963 shares at December 31, 2013)	(227,046)
Additional paid-in capital	34,934,687
Accumulated deficit	(58,216,534)
Total stockholders’ equity	14,266,709
Total liabilities and stockholders’ equity	$16,836,125

See accompanying notes to consolidated financial statements.

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statement of Income (Restated)

Year ended December 31, 2013

Net advisory fee revenue	$17,709,345
Other client fees	282,819
Total revenue	17,992,164
Operating expenses:
General and administrative expenses	16,792,974
Depreciation and amortization	256,693
Share-based compensation expense	36,186
Total operating expenses	17,085,853
Income from operations	906,311
Other income (expense):
Interest income	4,525
Interest expense	(451)
Other expense	(7,107)
Total other income (expense)	(3,033)
Income before income taxes	903,278
Income tax benefit	2,860,000
Net income	$3,763,278

See accompanying notes to consolidated financial statements.

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statement of Stockholders’ Equity (Restated)

Year ended December 31, 2013

						Additional
	Preferred stock		Common stock		Treasury	paid-in	Accumulated
	Shares	Amount	Shares	Amount	stock	capital	deficit	Total
Balance at December 31, 2012	66,590,698	$34,510,173	23,751,823	$23,752	(227,046)	38,139,702	(61,979,812)	10,466,769
Issuance of common stock upon exercise of stock options	—	—	57,280	57	—	419	—	476
Share-based compensation expense	—	—	—	—	—	36,186	—	36,186
Accretion of Series A preferred stock to redemption value	—	2,404,475	—	—	—	(2,404,475)	—	—
Accretion of Series B-1 preferred stock to redemption value	—	810,367	—	—	—	(810,367)	—	—
Accretion of Series B-2 preferred stock to redemption value	—	26,778	—	—	—	(26,778)	—	—
Net income	—	—	—	—	—	—	3,763,278	3,763,278
Balance at December 31, 2013	66,590,698	$37,751,793	23,809,103	$23,809	(227,046)	34,934,687	(58,216,534)	14,266,709

See accompanying notes to consolidated financial statements.

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statement of Cash Flows (Restated)

Year ended December 31, 2013

Cash flows from operating activities:
Net income	$3,763,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256,693
Share-based compensation expense	36,186
Deferred income taxes	(2,860,000)
Changes in assets and liabilities:
Accounts receivable	101,434
Prepaid expenses and other current assets	(4,376)
Deposits	—
Accounts payable	29,732
Accrued liabilities	1,151,248
Deferred rent	(105,273)
Deferred revenue	(94,614)
Net cash provided by operating activities	2,274,308
Cash flows from investing activities:
Purchases of property and equipment	(721,012)
Purchases of computer software projects in process	(147,422)
Net cash used in investing activities	(868,434)
Cash flows from financing activities:
Payments on note payable	(27,710)
Payments on capital lease	(1,790)
Exercise of stock options	476
Net cash used in financing activities	(29,024)
Net change in cash and cash equivalents	1,376,850
Cash and cash equivalents:
Beginning of year	6,323,583
End of year	$7,700,433

See accompanying notes to consolidated financial statements.

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

(1)                     Nature of Business

Description of Business

Placemark Holdings, Inc. (PHI), a Delaware corporation, is a holding company for Placemark Investments, Inc. (PI) (together, the Company).

PI is a Registered Investment Advisor and investment management technology firm dedicated to delivering highly customized and tax optimized separate account solutions to financial advisors and their clients.

PI offers overlay portfolio management (OPM) solutions and services in the retail investment industry, providing critical investment management services in its Unified Managed Account (UMA) offering. UMAs are fee-based investment solutions that incorporate multiple investments such as managed accounts, mutual funds and ETFs into a customized, individual client portfolio. In its role as an OPM, PI makes all trade decisions in client accounts, working with money managers, specified by clients/financial advisors, who contribute proprietary investment models. PI oversees activity across multiple investment products comingled in a single custodial account, coordinating cross investment opportunities to optimize client investment performance, risk mitigation, and/or tax minimization. The Company does not have title to the client accounts to which it oversees.

(2)                     Summary of Significant Accounting Policies

(a)                      Principles of Consolidation

The consolidated financial statements include the accounts of PHI and PI. All intercompany accounts and transactions have been eliminated in consolidation.

(b)                      Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis, in conformity with accounting principles generally accepted in the United States of America (GAAP).

(c)                       Restatements

The 2013 consolidated financial statements have been restated to record a reduction in the deferred tax asset valuation allowance.

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

The following table sets forth the effects of the restatement adjustments as of and for the year ended December 31, 2013:

	As previously
	reported	As restated
Income tax benefit	$—	2,860,000
Net income	903,278	3,763,278
Deferred income taxes — current	—	255,400
Deferred income taxes — noncurrent	—	4,394,600
Accumulated deficit	61,076,534	58,216,534

The previously reported accumulated deficit as of December 31, 2012 has been reduced by $1,790,000 as a result of an adjustment to the deferred tax asset valuation allowance. The related stockholders’ equity as previously reported as of December 31, 2012 has been increased by $1,790,000.

(d)                      Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made in the preparation of these financial statements include those related to share-based compensation expense. Actual results could differ from those estimates.

(e)                       Cash and Equivalents

For financial reporting purposes, the Company considers all certificates of deposit, short-term investments and debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents at December 31, 2013 totaled $1,236,534.

(f)                         Accounts Receivable

Accounts receivable are stated at the amount management expects to collect on outstanding balances. An allowance for doubtful accounts may be provided if an accounts receivable balance is considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. At December 31, 2013, there was no allowance for doubtful accounts recorded.

(g)                      Revenue Recognition

Net advisory fee revenue is typically based upon a contracted fee applied to assets under management at the end of each quarter, less contracted fees paid to the money managers who provide their proprietary investment models. Net revenue is recognized when earned in accordance with the advisory contracts. The fee structure is determined by the program in which each investor is enrolled.

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

The presentation of revenue as the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee is a matter of judgment that depends on the relevant facts and circumstances. Management has determined that reporting the net amount of a sale is appropriate given that certain key risks and responsibilities are not assumed by the Company in completing a sales transaction.

(h)                      Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. For financial reporting purposes, depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the respective assets as follows:

Years
Computer hardware	3
Computer software	3
Furniture and equipment	3–5
Leasehold improvements	Lesser of lease term or useful life of asset

During the year ended December 31, 2013, the Company capitalized $147,422 related to a software project being developed for internal use. As of December 31, 2013, this project remains in development and has not been placed into service. The total costs capitalized related to this in-process development are $476,946, and are included in computer software projects in process in the consolidated balance sheet as of December 31, 2013. The Company expects the project to be completed during 2014, and the remaining costs required to complete the project are expected to be immaterial.

(i)                         Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future operating cash flows. In cases when the Company does not expect to recover its carrying value, an impairment loss will be recognized. For the year ended December 31, 2013, the Company has not recorded any impairment loss.

(j)                         Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $207,020 for the year ended December 31, 2013. Advertising and marketing expenses include costs of advertising and public relations.

(k)                      Fair Value Measurements

The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurement, for all its financial and nonfinancial

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

assets and liabilities that require fair value measurements. The guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It also provides a consistent definition of fair value which focuses on an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The topic also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three levels of the fair value hierarchy are as follows:

Level 1                                 Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2                                 Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3                                 Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

As of December 31, 2013, the Company’s assets and liabilities subject to measurement at fair value on a recurring basis are its cash equivalents, which are measured using quoted prices in active markets and classified as Level 1 in the fair value hierarchy. There have been no changes in the valuation methods used during the year ended December 31, 2013.

(l)                         Income Taxes

The Company accounts for income taxes under the liability method which requires that deferred taxes be determined based on the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The Company’s temporary differences relate primarily to book versus tax depreciation and amortization methods, and the differences between the net operating loss carryforward recorded for financial reporting and tax purposes. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. The Company and its wholly owned subsidiary file a consolidated tax return.

The Company recognizes the tax benefit of tax positions taken in its tax returns to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2013, the Company does not have any uncertain tax positions. Due to the carryforward of net operating losses, the Company remains subject to U.S. federal or state and local income tax examinations with respect to all tax returns filed. The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of the provision for income taxes in the accompanying statement of income. At December 31, 2013, there were no such interest and penalties accrued.

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

(m)                   Share-Based Compensation Expense

The Company grants stock options and other share-based compensation to its employees and directors. The Company records compensation expense based upon the grant date fair value for new awards and additional compensation expense based upon the fair value of awards modified, as necessary (Note 6). Such compensation is recorded over the requisite service period of the award. Compensation expense is reduced by an expected forfeiture rate, and trued-up based on actual results.

(3)                     Related-Party Transactions

During the year ended December 31, 2013, the Company earned net revenue of $2,670,924, from clients represented by a program sponsor that is a subsidiary of a bank that owns approximately 16% of outstanding shares of the Company on an as converted, fully diluted basis.

Related-party receivables are not material to the consolidated financial statements and are included in accounts receivable.

(4)                     Income Taxes

The Company’s net income computed for tax purposes differs from the amount recorded in the consolidated financial statements primarily due to the costs of internally developed software, which were currently deductible for income tax purposes but capitalized and depreciated for financial statement purposes.

The Company’s income tax benefit is comprised of a federal deferred benefit of $2,773,000 and a state deferred benefit of $87,000.

The Company’s effective income tax rate in 2013 differed from the federal statutory rate of 34% primarily due to the effect of the reduction of the valuation allowance related to deferred tax assets.

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities at December 31, 2013:

Deferred tax assets (liabilities):
Net operating loss carryforward	$11,810,158
Texas franchise tax credit	604,092
Deferred revenue	1,012
Fixed assets	(358,987)
Accrued expenses	117,040
12,173,315
Valuation allowance	(7,523,315)
Deferred income taxes, net	$4,650,000

Due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company has recorded a partial valuation allowance against its deferred tax assets as of

(Continued)

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

December 31, 2013. The valuation allowance decreased by $2,860,000 in 2013 based on the Company’s consideration of all available positive and negative evidence, including historical results, forecasted results, and tax planning strategies.

The Company has net operating loss carryforwards for federal tax purposes of approximately $33,743,038 that expire beginning in the year 2019. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforward will be subject to certain change of control-related utilization limitations, which may inhibit the Company’s ability to use carryforwards in the future. Management has estimated that the net operating loss carryforward as disclosed is the best estimate of the usable value.

(5)                     Stockholders’ Equity

(a)                      Preferred Stock

The Company was recapitalized on July 22, 2009. The recapitalization involved issuing newly formed Series B-1 convertible participating preferred stock and B-2 convertible nonvoting participating preferred stock. The new Series B-1 and B-2 convertible participating preferred stock (collectively the Series B preferred stock) consists of 30,262,917 and 1,000,000 shares issued and outstanding, respectively. Both were issued at a price of $0.2566 per share. Gross proceeds from the Series B-1 and B-2 issue, collectively, were approximately $8,000,000. Shares of existing preferred stock for those investors participating in the recapitalization were converted to new Series A convertible preferred stock (the Series A preferred stock) based on the participation percentage. The Series A preferred stock consists of 35,327,781 shares.

Prior to the conversion, the Company engaged in several rounds of preferred stock financing with gross proceeds totaling approximately $28,000,000.

Conversion

Each share of Series A, B-1 and B-2 convertible preferred stock, at the option of the holder, is convertible into a number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price by the conversion price. The initial conversion price of each series is the original issuance price for each series ($0.2566 for Series B-1 and B-2 and $0.4722 for Series A). The convertible participating preferred stock will automatically convert to common stock upon the closing of a public offering of the Company’s common stock involving aggregated proceeds of at least $50,000,000 and a per common share offering price of at least $1.54.

Dividends

The holders of Series A and B preferred stock are entitled to receive dividends when and if declared by the board of directors at a rate of 8% of the preferred stock’s original issue price, compounded annually. Dividends on preferred stock are in preference to and prior to any payment of any dividend on common stock and are cumulative. As of December 31, 2013, no dividends have been declared.

Redemption

If the Company has not effected a Qualified Public Offering of its common stock, or a liquidation, dissolution, or winding up of the Company by July 22, 2014, then at any time on or after July 22,

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

2014, the Company shall, upon receipt of written request(s) for redemption from any holder or holders of at least 60% of the then outstanding shares of each series of preferred stock, redeem all of the shares of Series A, B-1 and B-2 convertible preferred stock at a redemption price of the greater of the applicable liquidation payment or the amount the holders would receive if all such shares were converted to common stock and the Company was immediately sold at the then fair market value of the Company. On March 27, 2014, the holders of the outstanding redeemable preferred stock agreed to defer this right until July 22, 2015 at the earliest.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series B preferred stock shall first be entitled to $0.2566 per share, plus any accrued but unpaid dividends payable, whether or not declared, on the Series B preferred stock. After payment has been made to holders of the Series B preferred stock, the holders of the Series A preferred stock shall then be entitled to be paid an amount equal to $20,000,000 divided by the number of Series A shares then outstanding plus any accrued but unpaid dividends payable, whether or not declared, on the Series A preferred stock.

After the liquidation payments have been made in full to all holders of preferred stock, the remaining assets of the Corporation shall be distributed ratably among holders of preferred and common stock. In the event that, upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to the preferred stockholders as described above of their full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the preferred shares (Series B-1, B-2, and A) in order of preference described above, in proportion to the full preferential amount each is otherwise entitled to receive.

Voting Rights

Each stockholder of Series B-1 and A preferred stock is entitled to the number of votes per share equal to the number of shares of common stock into which such holder’s shares are convertible. Shareholders of Series B-2 nonvoting preferred stock do not have any voting rights.

(b)                      Common Stock

The common stock is subordinated to each of the series of preferred stock for dividends and distributions in liquidation and dissolution.

(c)                       Common Stock Warrants

As of December 31, 2013, the Company had warrants outstanding for the purchase of 745,620 shares of common stock, with an exercise price of $0.8047 per share. All warrants outstanding expire in December 2015.

(6)                     Share-Based Compensation

The Company records share-based compensation expense based upon the fair value for new awards and additional expense based upon the fair value of awards modified, as necessary. Compensation expense relating to share-based payment transactions to be recognized in the financial statements is calculated using

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

a fair-value measurement method, which requires the use of certain inputs such as a risk free interest rate, expected patterns of volatility, and employee forfeitures. Under the fair value method, the estimated fair value of an award is charged against income on a straight-line basis over the requisite service period, which is generally the vesting period. For the year ended December 31, 2013, the Company recognized $36,186, of share-based compensation expense. As of December 31, 2013, there was approximately $42,000 of unrecognized compensation expense related to nonvested stock option awards, which is expected to be recognized over a weighted average period of approximately 3 years.

The fair value of the stock option grants were estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

Expected volatility	39.32%
Expected term (in years)	6 years
Expected dividends	—%
Risk-free rate	1.82%
Weighted average grant date fair value	$0.04

The compensation committee of the board of directors determines the term of each option, option exercise price within limits set forth in the plan, number of shares for which each option is granted and the rate at which each option is exercisable. However, the exercise price of any incentive stock option may not be less than the fair market value of the shares on the date granted (or less than 110% of the fair market value in the case of option holders holding more than 10% of the voting stock of the Company) and the term cannot exceed ten years (five years for incentive stock options granted to holders of more than 10% of the Company’s voting stock).

2009 Plan

In July 2009, the board of directors voted to adopt the Placemark Holdings, Inc. 2009 Stock Option and Grant Plan (the 2009 Plan) for the issuance of up to 19,174,628 shares of common stock. In July 2012, the board of directors voted to increase the amount of authorized reserved shares of common stock for issuance by 1,500,000 to a total of 20,674,628. The maximum number of shares available for issuance under the 2009 Plan is subject to adjustment as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the Company’s capital stock which increases or decreases the Company’s capital stock.

In conjunction with the adoption of the 2009 Plan, the Company offered existing option holders an opportunity to exchange options granted under its prior share based compensation plans for new options under the 2009 Plan. The replacement options were issued at a lower exercise price ($0.005) and carried a new vesting term. Option holders with at least 200,000 options were eligible to purchase restricted common stock equal to the number of options held at a price of $0.001 per share. All options granted under a previous plan were exchanged for new options or used to purchase restricted common stock as indicated above. There are no longer any options issued or outstanding under prior share-based compensation plans.

For the year ended December 31, 2009, the Company issued 16,688,119 shares of restricted common stock under the 2009 Plan in exchange for previously issued stock options. During 2013, 2,162,264 shares

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

vested, and no shares remained unvested as of December 31, 2013. Compensation expense is not material to the financial statements for 2013.

The restricted common stock and stock options, which were issued in 2009, vested over a four-year period provided the holder remains employed with the Company. These transactions were considered a modification, as such, the grant date fair value of the awards immediately prior to, and after the exchange was compared, and the incremental compensation cost, if any, was recognized over the new requisite service period. For those options granted prior to January 1, 2006 that had been recognized under the intrinsic value method, no compensation cost was previously recorded, as required, and therefore, the new grant date fair value was recognized over the requisite service period of the new awards.

As of December 31, 2013, there are 980,511 shares of common stock available for future grant under the 2009 Plan.

The following table summarized information regarding options granted and outstanding:

		Weighted
		average
	Number	exercise
	of shares	price
Outstanding at December 31, 2012	2,801,912	$0.057
Granted	625,000	0.110
Exercised	(57,280)	0.008
Forfeited	(9,822)	0.031
Expired	(5,759)	0.023
Outstanding at December 31, 2013	3,354,051	$0.068
Exercisable at December 31, 2013	1,874,879	$0.068
Vested and expected to vest at December 31, 2013	3,010,124	0.068

The following table summarizes information about stock options outstanding and exercisable at December 31, 2013:

	Outstanding options			Exercisable options
		Weighted			Weighted-
		average	Weighted		average	Weighted-
		remaining	average		remaining	average
Exercise	Number	contractual	exercise	Number	contractual	exercise
price	outstanding	life	price	exercisable	life	price
$0.005	1,102,166	5.833	$0.005	1,102,166	5.833	$0.005
0.070	311,041	7.008	0.070	233,541	7.008	0.070
0.100	1,315,844	8.396	0.100	539,172	8.396	0.100
0.110	625,000	9.926	0.110	—	9.926	0.110
	3,354,051			1,874,879

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

(7)                     Commitments and Contingencies

Operating Leases

In May 2007, the Company entered into a lease in Addison, Texas. In March 2013, the Company entered into a second amendment to the lease agreement. The new amendment takes effect June 2014 and extends the term to June 2017 with monthly lease payments ranging from $49,563 to $51,718. The amendment stipulates one month free rent at the beginning of the extension term and a tenant improvement allowance up to $258,590 to be used in 2014.

The Company also leases office space in Wellesley, Massachusetts. In November 2013, the Company entered into an agreement to extend its existing lease to July 2018 with monthly rental payments ranging from $22,220 to $23,798. This agreement provided for eight months of free rent at the beginning of the extended term.

In June 2011, the Company entered into an agreement to lease office space in Coral Gables, Florida with a lease term that ended July 2012, with monthly rental payments of $620. At the end of the initial lease term, the Company entered into a month-to-month rental agreement for the office space. The month-to-month rental agreement was terminated in February 2014.

Rent expense for operating leases, which have escalating rent payments over the terms of the leases and tenant improvement allowances, is recorded on a straight-line basis over the combined initial lease term and extended terms. The difference between straight-line rent expense and actual rent paid is recorded as deferred rent. Deferred rent totaled approximately $170,518 at December 31, 2013, which is included on the accompanying consolidated balance sheet. Rent expense totaled $721,178 for the year ended December 31, 2013.

As of December 31, 2013, future minimum lease payments under these noncancelable operating leases are as follows:

Amount
Year ending December 31:
2014	$704,763
2015	800,960
2016	889,732
2017	592,199
2018	166,584
$3,154,238

Purchase Obligations and Indemnifications

The Company includes various types of indemnification and guarantee clauses in certain arrangements. These indemnifications and guarantees may include, but are not limited to, infringement claims related to intellectual property, direct or consequential damages and guarantees to certain service providers, and service level requirements with certain customers. The type and amount of any potential indemnification or guarantee varies substantially based on the nature of each arrangement. The Company has experienced no

(Continued)

PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

previous claims and cannot determine the maximum amount of potential future payments, if any, related to such indemnification and guarantee provisions. The Company believes that it is unlikely it will have to make material payments under these arrangements and, therefore, has not recorded a contingent liability in the consolidated balance sheet.

(8)                     Note Payable

During 2012, the Company entered into a three-year installment note payable with a vendor to finance the purchase of computer software. The note is noninterest bearing and the final payment is due on January 20, 2015. The interest expense that would be imputed on the note payable balance was determined to be immaterial to the consolidated financial statements.

Future maturities on the note payable as of December 31, 2013 are as follows:

Amount
Year ending December 31:
2014	$27,708
2015	6,923
$34,631

(9)                     Capital Lease Obligations

The Company periodically leases equipment under capital lease agreements. The assets are amortized over the lesser of the estimated useful life of the equipment or the lease term. During 2011, the Company entered into a capital lease agreement with payments required through 2014. The capital lease obligation is not material to the consolidated financial statements and is included in accrued liabilities.

(10)              401(k) Plan

The Company has a savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the Plan). Under the Plan, participating employees may defer a portion of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. In December 2005, the board of directors voted to begin a Company match equal to 50% of the first $2,000 that each participating employee contributes to the Plan. For the year ended December 31, 2013, the Company made matching contributions to the Plan totaling approximately $54,000.

(11)              Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

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PLACEMARK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statement

Year Ended December 31, 2013

The Company received 70% of its 2013 revenue from customers represented by three program sponsors.

The Company collects fees from all but two program sponsors in advance of each quarterly billing period based on customer assets under management valued on the last business day of the prior quarter. The customers represented by the other two sponsor programs, one of which represented approximately 38% of 2013 revenue, are billed in arrears resulting in an accounts receivable balance at the end of each billing period. As of December 31, 2013, 86% of the Company’s accounts receivable were from this one program sponsor.

(12)              Supplemental Cash Flow Disclosure

Cash paid during the year for interest	$451
Cash paid during the year for income taxes	$42,988

During the year ended December 31, 2013, the Company paid $1,280 for federal income taxes.

(13)              Net Advisory Fees

The Company reports revenue net of contracted payments to money managers. Following is a summary of the gross advisory fees and contracted payments to money managers for the year ended December 31, 2013:

Gross advisory fees	$32,941,366
Contracted payments to money managers	15,232,021
Net revenue	$17,709,345

(14)              Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure in the consolidated financial statements through September 30, 2014, the date the financial statements were available to be issued.

On June 30, 2014, the Company entered into a definitive agreement to be acquired by Envestnet, Inc., a publicly traded Company, for $66 million in cash. The sale, which involves 100% of the Company’s capital stock, is not expected to have a significant short-term impact on the Company’s operations and is expected to close on October 1, 2014.